Exhibit 99.1

Greatbatch Names Arellano to Lead Greatbatch Medical Business Unit

CLARENCE, N.Y.--(BUSINESS WIRE)--November 17, 2010--Greatbatch, Inc. today announced the appointment of Mauricio Arellano to lead the Company’s consolidated Greatbatch Medical business unit. The Greatbatch Medical brand develops medical technologies serving cardiac rhythm management, neuromodulation, vascular and orthopaedic markets.

Arellano’s appointment comes from a strategic realignment of the Greatbatch Medical business unit. Over the past five years, Greatbatch has continued to evolve strategically through aggressive investment and consolidation. The realignment will create further efficiencies, and help fund future R&D investment.

“Mauricio has been instrumental in driving innovation and operational excellence in our medical device markets,” stated Thomas J. Hook, president & CEO, Greatbatch. “This new position will allow our business to leverage our existing infrastructure to better meet our customer needs.”

“This strategic alignment is another step in our ongoing effort to become the definitive leader in delivering critical technologies to the medical device market,” stated Arellano. “I am honored to take on this new opportunity, and look forward to leading the global Greatbatch Medical team as we execute our key strategic objectives.”

Arellano has served in a number of leadership positions since joining the company in 2003, most recently as senior vice president, cardiac & neurology for Greatbatch Medical.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical and Electrochem. Greatbatch Medical develops and manufactures critical technologies used in medical devices for the cardiac rhythm management, neuromodulation, vascular and orthopaedics markets. Electrochem designs and manufactures battery and wireless sensing technologies for high-end niche applications in the energy, military, portable medical, and other markets. Additional information about the Company is available at www.greatbatch.com.

CONTACT:
Greatbatch, Inc.
Marco Benedetti, 716-759-5856
mbenedetti@greatbatch.com